Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Exxon Mobil Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $192,803,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Notes due 2075	Rule 457(r)	$192,803,000	100%	$192,803,000	0.0001531	$29,519

Fees Previously Paid								$0

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$192,803,000		$29,519

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$29,519

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form
S-3
(File
No. 333-270460)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.